As filed with the Securities and Exchange Commission on July 22, 2004
Registration No. 333-115614

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 4

to
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Volterra Semiconductor Corporation

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	3674 (Primary Standard Industrial Classification Code Number)	94-3251865 (I.R.S. Employer Identification Number)

3839 Spinnaker Court

Fremont, CA 94538
(510) 743-1200
(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)

Jeffrey Staszak

President and Chief Executive Officer
Volterra Semiconductor Corporation
3839 Spinnaker Court
Fremont, CA 94538
(510) 743-1200
(Name, address, including zip code and telephone number, including area code, of agent for service)

Copies to:

Eric C. Jensen Vincent P. Pangrazio Cooley Godward LLP Five Palo Alto Square 3000 El Camino Real Palo Alto, CA 94306 (650) 843-5000	Patrick A. Pohlen Laura I. Bushnell Latham & Watkins LLP 135 Commonwealth Drive Menlo Park, CA 94025 (650) 328-4600

    Approximate Date of Commencement of Proposed Sale to the Public: As soon as practicable after the effective date of this Registration Statement.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”) check the following box.    ☐

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) of the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering.    ☐

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

    The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

    The purpose of this Amendment No. 4 is to file Exhibit 1.1 to the Registration Statement, as set forth below in Item 16(A) of Part II, to amend Item 14 of Part II, and to update Item 15 of Part II.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

       The following table sets forth all expenses payable by the Registrant in connection with the sale of the common stock being registered. All of the amounts shown are estimates, except for the SEC registration fee, the NASD filing fee and the Nasdaq National Market application fee.

Amount to be
Paid

Registration fee	$7,869
NASD filing fee	$7,460
Nasdaq Stock Market Listing Application fee	$125,000
Blue sky qualification fees and expenses	$10,000
Printing and engraving expenses	$200,000
Legal fees and expenses	$600,000
Accounting fees and expenses	$500,000
Transfer agent and registrar fees	$10,000
Miscellaneous	$39,671
Total	$1,500,000

Item 14.	Indemnification of Officers and Directors

       Under Section 145 of the Delaware General Corporation Law, the Registrant has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act.

       The Registrant’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws include provisions to (i) eliminate the personal liability of its directors for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by Section 102(b)(7) of the General Corporation Law of Delaware (the “Delaware Law”) and (ii) require the Registrant to indemnify its directors and executive officers to the fullest extent permitted by Section 145 of the Delaware Law, including circumstances in which indemnification is otherwise discretionary. Pursuant to Section 145 of the Delaware Law, a corporation generally has the power to indemnify its present and former directors, officers, employees and agents against expenses incurred by them in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in or not opposed to, the best interests of the corporation and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. The Registrant believes that these provisions are necessary to attract and retain qualified persons as directors and officers. These provisions do not eliminate the directors’ duty of care, and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware Law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to the Registrant, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for acts or omissions that the director believes to be contrary to the best interests of the Registrant or its stockholders, for any transaction from which the director derived an improper personal benefit, for acts or omissions involving a reckless disregard for the director’s duty to the Registrant or its stockholders when the director was aware or should have been aware of a risk of serious injury to the Registrant or its stockholders, for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director’s duty to the Registrant or its stockholders, for improper transactions between the director and the Registrant and for improper distributions to stockholders and loans to directors and officers.

The provisions also do not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

       The Registrant’s policy is to enter into separate indemnification agreements with each of its directors and executive officers that contain indemnification provisions that may be broader than the specific indemnification provisions contained in the Delaware Law. These indemnification agreements may require the Registrant, among other things, to indemnify its directors and executive officers for some expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of his service as a director, officer, employee or other agent of the Registrant or any of its subsidiaries or any other company or enterprise to which the person provides services at the Registrant’s request. The form of these indemnification agreements is filed as Exhibit 10.7 to this registration statement.

       The Amended and Restated Investor Rights Agreement, dated October 2, 2001, among the Registrant and certain holders of the Registrant’s securities provides for cross-indemnification in connection with registration of the Registrant’s common stock held by such holders. The Amended and Restated Investor Rights Agreement is filed as Exhibit 10.1 to this registration statement.

       At present, there is no pending litigation or proceeding involving a director or officer of the Registrant as to which indemnification is being sought nor is the Registrant aware of any threatened litigation that may result in claims for indemnification by any officer or director.

Item 15.	Recent Sales of Unregistered Securities

       Since January 1, 2001, the Registrant has sold and issued the following unregistered securities:

(1) The Registrant sold an aggregate of 652,306 shares of its common stock to employees, directors and consultants for cash consideration in the aggregate amount of $1,596,535 upon the exercise of stock options granted under its 1996 Stock Option Plan, 4,292 shares of which have been repurchased.

(2) The Registrant granted stock options to employees, directors and consultants under its 1996 Stock Option Plan covering an aggregate of 2,757,433 shares of common stock, at exercise prices ranging from $3.20 to $9.32 per share.

(3) In August 2001, the Registrant issued 1,000 shares of common stock to a consultant of the Registrant, at $1.25 per share and an aggregate purchase price of $1,250, upon exercise of a warrant.

(4) In October 2001, January 2002 and April 2003, the Registrant sold an aggregate of 2,663,249 shares of Series E convertible preferred stock to 37 purchasers at $8.00 per share and an aggregate purchase price of $21,306,000.

       The issuances described in paragraphs (1) and (2) above in this Item 15 were deemed exempt from registration under the Securities Act of 1933 in reliance on Rule 701 promulgated under the Securities Act of 1933 as offers and sale of securities pursuant to certain compensatory benefit plans and contracts relating to compensation in compliance with Rule 701. The issuances described in paragraphs (3) and (4) above in this Item 15 were deemed exempt from registration under the Securities Act of 1933 in reliance on Regulation D and/or Section 4(2) of the Securities Act of 1933 as transactions by an issuer not involving any public offering.

Item 16.	Exhibits and Financial Statement Schedules

       (A) Exhibits:

Exhibit
Number		Description Of Document

1.1		Form of Underwriting Agreement.
3.1(	1)	Amended and Restated Certificate of Incorporation of Volterra Semiconductor Corporation.
3.2(	1)	Bylaws of Volterra Semiconductor Corporation.
3.3(	1)	Form of Amended and Restated Certificate of Incorporation of Volterra Semiconductor Corporation to be effective upon completion of this offering.
3.4(	1)	Form of Amended and Restated Bylaws of Volterra Semiconductor Corporation to be effective upon completion of this offering.
4.1(	1)	Reference is made to Exhibits 3.1 and 3.2.
4.2(	1)	Specimen Stock Certificate.
5.1(	1)	Opinion of Cooley Godward LLP.
10.1(	1)	Amended and Restated Investor Rights Agreement, dated October 2, 2001, by and among the Registrant and certain holders of the Registrant’s securities.
10.2(	1)	Amendment to Amended and Restated Investor Rights Agreement, dated January 17, 2002, by and among the Registrant and certain holders of the Registrant’s securities.
10.3(	1)	1996 Stock Option Plan and forms of related agreements.
10.4(	1)	2004 Equity Incentive Plan and form of related agreement.
10.5(	1)	2004 Non-Employee Directors’ Stock Option Plan and form of related agreement.
10.6(	1)	2004 Employee Stock Purchase Plan.
10.7(	1)	Form of Indemnity Agreement entered into between the Registrant and certain of its officers and directors.
10.8(	1)	Offer letter between the Registrant and Jeffrey Staszak, dated February 24, 1999.
10.9(	1)	Offer letter between the Registrant and William Numann, dated October 11, 2000.
10.10	(1)	Offer letter between the Registrant and Daniel Wark, dated September 13, 2000.
10.11	(1)	Offer letter between the Registrant and Anthony Stratakos, dated September 27, 1996.
10.12	(1)	Offer letter between the Registrant and Craig Teuscher, dated September 27, 1996.
10.13	(1)	Offer letter between the Registrant and Greg Hildebrand, dated September 27, 1996.
10.14	(1)	Offer letter between the Registrant and David Anderson, dated January 22, 2001.
10.15	(1)	Lease Agreement, dated June 23, 2000, between ProLogis Limited Partnership — I and the Registrant.
21.1(	1)	Subsidiaries of the Registrant.
23.1(	1)	Consent of KPMG LLP.
23.2(	1)	Consent of Cooley Godward LLP. Reference is made to Exhibit 5.1.
24.1(	1)	Power of Attorney.

(1)	Previously filed.

       (B) Financial Statement Schedules:

None

Item 17.	Undertakings

       The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

       Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

       The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

       Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment No. 4 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fremont, State of California, on July 22, 2004.

By:	/s/ JEFFREY STASZAK

Jeffrey Staszak
President and Chief Executive Officer

       Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 4 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures		Title	Date

/s/ JEFFREY STASZAK Jeffrey Staszak		President, Chief Executive Officer and Director (Principal Executive Officer)	July 22, 2004

/s/ GREG HILDEBRAND Greg Hildebrand		Chief Financial Officer (Principal Financial and Accounting Officer)	July 22, 2004

* Chris Branscum		Director	July 22, 2004

* Mel Friedman		Director	July 22, 2004

* Alan King		Director	July 22, 2004

* Christopher Paisley		Director	July 22, 2004

* Edward Ross		Director	July 22, 2004

* Anthony Stratakos		Director	July 22, 2004

* Craig Teuscher		Director	July 22, 2004

* Edward Winn		Director	July 22, 2004

*By:	/s/ GREG HILDEBRAND Greg Hildebrand Attorney-in-Fact

EXHIBIT INDEX

Exhibit
Number	Description Of Document

1.1	Form of Underwriting Agreement.
3.1(1)	Amended and Restated Certificate of Incorporation of Volterra Semiconductor Corporation.
3.2(1)	Bylaws of Volterra Semiconductor Corporation.
3.3(1)	Form of Amended and Restated Certificate of Incorporation of Volterra Semiconductor Corporation to be effective upon completion of this offering.
3.4(1)	Form of Amended and Restated Bylaws of Volterra Semiconductor Corporation to be effective upon completion of this offering.
4.1(1)	Reference is made to Exhibits 3.1 and 3.2.
4.2(1)	Specimen Stock Certificate.
5.1(1)	Opinion of Cooley Godward LLP.
10.1(1)	Amended and Restated Investor Rights Agreement, dated October 2, 2001, by and among the Registrant and certain holders of the Registrant’s securities.
10.2(1)	Amendment to Amended and Restated Investor Rights Agreement, dated January 17, 2002, by and among the Registrant and certain holders of the Registrant’s securities.
10.3(1)	1996 Stock Option Plan and forms of related agreements.
10.4(1)	2004 Equity Incentive Plan and form of related agreement.
10.5(1)	2004 Non-Employee Directors’ Stock Option Plan and form of related agreement.
10.6(1)	2004 Employee Stock Purchase Plan.
10.7(1)	Form of Indemnity Agreement entered into between the Registrant and certain of its officers and directors.
10.8(1)	Offer letter between the Registrant and Jeffrey Staszak, dated February 24, 1999.
10.9(1)	Offer letter between the Registrant and William Numann, dated October 11, 2000.
10.10(1)	Offer letter between the Registrant and Daniel Wark, dated September 13, 2000.
10.11(1)	Offer letter between the Registrant and Anthony Stratakos, dated September 27, 1996.
10.12(1)	Offer letter between the Registrant and Craig Teuscher, dated September 27, 1996.
10.13(1)	Offer letter between the Registrant and Greg Hildebrand, dated September 27, 1996.
10.14(1)	Offer letter between the Registrant and David Anderson, dated January 22, 2001.
10.15(1)	Lease Agreement, dated June 23, 2000, between ProLogis Limited Partnership — I and the Registrant.
21.1(1)	Subsidiaries of the Registrant.
23.1(1)	Consent of KPMG LLP.
23.2(1)	Consent of Cooley Godward LLP. Reference is made to Exhibit 5.1.
24.1(1)	Power of Attorney.

(1)	Previously filed.